UNUM GROUP
CHANGE IN CONTROL SEVERANCE AGREEMENT
AGREEMENT by and between Unum Group, a Delaware corporation having its principal executive offices in Chattanooga, Tennessee (the “Company”), and [Executive’s Name] (the “Executive”), dated this [insert date].
The Company has determined that it is in the best interests of its shareholders to provide the Company with continuity of management, including the continued dedication of the Executive. Therefore, in order to accomplish these objectives, the Executive and the Company desire to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Effective Date. The “Effective Date” shall mean [insert date], provided the Executive is employed by the Company on such date.
2.Term of Agreement. The Company agrees that the initial term (the “Initial Term”) of this Agreement shall commence on the Effective Date and end on the eighteen month anniversary of the Effective Date. Beginning on the eighteen month anniversary of the Effective Date, the Initial Term shall be automatically extended for consecutive one year terms (each, a “Renewal Term”) unless either the Company or the Executive shall give the other party written notice not less than 90 days prior to the end of the Initial Term or the current Renewal Term, as the case may be, that the Agreement shall not be extended after the last day of such Initial Term or Renewal Term.
3.Termination of Employment.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full time basis for 180 business days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b)Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)the continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company (“CEO”) which specifically identifies the manner in which the CEO believes that the Executive has not substantially performed the Executive’s duties, or
(ii)the willful engaging by the Executive in illegal conduct (as determined by the Company after due inquiry) or gross misconduct which is materially and demonstrably injurious to the Company, or
(iii)the Executive’s conviction of, or guilty or nolo contendere plea to, a felony.
For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done or omitted to be done by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company (the “Board”) or upon the instructions of the CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive written notice signed by the CEO of the Company of an event constituting Cause within 90 days of the Company’s knowledge of its existence.
(c)Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason (as defined below). In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of one or more of the conditions described in clauses (i) through (vii) below within 90 days following the Executive’s knowledge of the initial existence of such condition, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) must occur, if at all, within 2 years following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)    the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in the Executive’s authority, duties or responsibilities, or the budget over which the Executive retains authority, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith;

(ii)    a material reduction in the Executive’s annual base salary or annual target bonus as in effect prior to a Change in Control (as defined below);
(iii)    the failure of the Company to (A) continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which the Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would materially and adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such plan, unless the Executive is permitted to participate in other plans providing the Executive with materially equivalent benefits in the aggregate (at materially equivalent cost with respect to welfare benefit plans), or (B) provide the Executive with paid vacation materially similar to that provided by the most favorable vacation policies of the Company as in effect for the Executive immediately prior to such Change in Control, including the crediting of all service for which the Executive had been credited under such vacation policies prior to the Change in Control;
(iv)    any material failure by the Company to comply with and satisfy Section 9(c) of this Agreement;
(v)    any required relocation of the Executive following a Change in Control of more than 50 miles from the Executive’s principal business office as of immediately prior to the Effective Date;
(vi)    any other action or inaction that constitutes a material breach by the Company of any agreement under which the Executive provides services to the Company; or
(vii)    any material diminution in the authority, duties, or responsibilities of those to whom the Executive is required to report.
(d)Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one of the following events:
(i)    during any period of 2 consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a‑12(c) under the Securities Exchange Act of 1934 (the “Act”)) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii)    any person is or becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Act), directly or indirectly, of securities of the Company representing 20% (30% with respect to deferred compensation subject to Section 409A of the Code) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company of any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) a transaction (other than one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control of the Company under this paragraph (ii);
(iii)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% (30% with respect to deferred compensation subject to Section 409A of the Code) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in clauses (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% (30% with respect to deferred compensation subject to Section 409A of the Code) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
(e)Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(f)Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, or (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.
4.Obligations of the Company upon Termination.
(a)    Good Reason; Other Than for Cause, Death or Disability. If, within 2 years following a Change in Control, the Company shall terminate the Executive’s employment other than for Cause, Disability or death, or the Executive shall terminate employment for Good Reason:
(i)    the Company shall pay to the Executive in a lump sum in cash within 60 days after the Date of Termination, subject to the Executive’s execution and nonrevocation, within 52 days after the Date of Termination, of the general release described in Section 11:
(A)the product of 2 times the sum of (x) the Executive’s annual bonus, including any deferred amounts (based upon the higher of (1) the Executive’s target bonus for the fiscal year in which the Change in Control occurs (or, if the Executive’s target bonus for such period has not been established at the time of the Change in

Control, the Executive’s target bonus for the fiscal year prior to the fiscal year in which the Change in Control occurs) and (2) the bonus the Executive received for the fiscal year immediately preceding the fiscal year in which the Change in Control occurs), and (y) the Executive’s annual base salary (based upon the higher of (i) the Executive’s annual base salary as of the Date of Termination or (ii) the highest annual base salary the Executive received within the 12-month period prior to the Change in Control); and
(B)the sum of (x) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid or deferred pursuant to an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code, and (y) the product of (1) the Executive’s annual bonus for the fiscal year in which the Change in Control occurred, assuming that the Executive achieved the Executive’s target (or, if the Executive’s target bonus for such period has not been established at the time of the Change in Control, the Executive’s target bonus for the fiscal year prior to the fiscal year in which the Change in Control occurs) and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurred through the Date of Termination and the denominator of which is 365 (the sum of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the “Accrued Obligations”).
(ii)    the Company shall continue to provide, for a period of 2 years following the Executive’s Date of Termination, the Executive (and the Executive’s dependents, if applicable) with the same level of medical, dental, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s Date of Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted; provided, however, that the medical and dental benefits provided pursuant to this paragraph shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its benefit plans could be taxable to the Executive, the Company may provide such benefits at the level required hereby through the purchase of individual insurance coverage. Notwithstanding the foregoing, (x) if and to the extent required to avoid the imposition of taxes and penalties under Section 409A of the Code, the Executive will pay the entire cost of such coverage for the first 6 months after the Date of Termination and the Company will reimburse the Executive for the Company’s share of such costs, determined pursuant to this paragraph, on the six-month anniversary of the Executive’s “separation from service” as defined under Section 409A of the Code, and (y) in the event the Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Executive’s eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder;

provided, however, that such reimbursements shall be provided only in such a manner that such reimbursements are excluded from the Executive’s income for federal income tax purposes.
(iii)    notwithstanding any provision of any Company equity plan or any award agreement granted thereunder, all stock options, restricted stock awards and other equity based awards granted to the Executive on or after the Effective Date (the “Equity Awards”) shall vest and shall remain exercisable for a period of 90 days from the Date of Termination or the earlier expiration of their initial full scheduled term; provided, that, any Equity Awards that constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code will vest immediately, but shall not be paid until the date on which such Equity Awards would otherwise be payable in accordance with the terms of the Company equity plan under which they were granted.
(iv)    the Company shall pay to the Executive in a lump sum in cash within 60 days after the Date of Termination, subject to the Executive’s execution and nonrevocation, within 52 days after the Date of Termination, of the general release described in Section 11, an amount equal to the excess, if any, of (A) the actuarial equivalent of the Executive’s benefit under the Company’s tax-qualified defined benefit pension plan (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under such plan immediately prior to the Effective Date) and the supplemental defined benefit pension plan (the “SERP”) that the Executive would receive if the Executive’s employment continued for 2 additional years after the Date of Termination, assuming for this purpose that (1) the Executive’s age is increased by the number of years that the Executive is deemed to be so employed and (2) the Executive’s compensation in each of the 2 years is that referred to in Section 4(a)(i)(A) above, over (B) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination.
(v)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(vi)    the Company shall provide individual outplacement services to the Executive in accordance with the practices and policies of the Company in effect immediately prior to the Change in Control.
Notwithstanding anything in this Agreement to the contrary, if (i) the Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Good Reason or without Cause termination if they had occurred following a Change in Control; (ii) the Executive reasonably demonstrates that such termination (or Good Reason event) was in anticipation of, in connection with, or was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a

Change in Control) does occur, then for purposes of this Agreement, the Executive shall be treated as if the Change in Control occurred on the date immediately prior to the date of such termination of employment or event constituting Good Reason.
(b)    Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive’s legal representatives or to the Executive, as the case may be, under this Agreement, other than for payment of the Accrued Obligations and the timely payment or provision of the Other Benefits. The Accrued Obligations shall be paid to the Executive, the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.
(c)    Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Executive’s annual base salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits.
5.Limitation on Payments Under Certain Circumstances.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code (the “Excise Tax”), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.
(b)    If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) first, any Payments under Section 4(a)(i)(A); (ii) second, any other cash Payments that would be made upon a termination of the Executive’s employment, beginning with payments that would be made last in time; (iii) third, all rights to payments, vesting or benefits in connection with any Equity Awards that are performance-based vesting awards; (iv) fourth, all rights to payments, vesting or benefits in connection with any Equity Awards that are time-based vesting awards; and (v) fifth, all rights to any other payments or benefits shall be reduced, beginning with payments or benefits that would be received last in time. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d)    To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in Section 8 of this Agreement) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(e)    Definitions. The following terms shall have the following meanings for purposes of this Section 5:

(i)    “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)    “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).
(iii)    “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(iv)    “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
(v)    “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
6.Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 10(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.
7.Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Change in Control through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Change in Control), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) pursued or defended against in good faith by the Executive regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) from and after a Change in Control, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 7 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred; provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
8.Confidential Information and Non-Solicitation.
(a)    The Executive hereby acknowledges that, as an employee of the Company, the Executive will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Executive hereby covenants and agrees that the Executive will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement, and thereafter for all periods during which severance or other amount is paid, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for the Executive’s own benefit or for the benefit of others. The Executive also agrees not to hire or solicit for hire, directly or indirectly, any employee on the payroll of the Company for any third party during the term of this Agreement and for one year after the Date of Termination without the prior written consent of the Company. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
(b)    Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8.
(c)    The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 8. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 8, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that the Executive shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Company has an adequate remedy at law.
9.Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Executive:
at the Executive’s most recent address on file at the Company; and
if to the Company:
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402
Attention: General Counsel,

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(vii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)    From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof.
11.General Release. All payments under this Agreement to be made in connection with the Executive’s termination of employment will be conditioned on the Executive signing a general form of release in the form attached hereto as Exhibit A, and no payments under this Agreement shall be made unless the Executive executes and does not revoke, within 52 days after the Date of Termination, such general form of release.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

Name:	[Executive's Name]
Title:	[Executive's Title]

COMPANY:

Unum Group

By:
Name:	[Authorized Signatory]
Title	[Authorized Signatory Title]

EXHIBIT A
UNUM GROUP
AGREEMENT AND GENERAL RELEASE
THIS AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made by and between [Executive’s Name] (“you”) and Unum Group (“Unum”), its predecessors, successors and assigns. When used herein, Unum shall also include its affiliates, and its current or former officers, directors, shareholders, agents, attorneys, representatives, employees, benefit plans and plan fiduciaries and trustees. You agree that you have executed this Agreement on your own behalf, and on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future.
1. NON-ADMISSIONS
Unum denies that it has violated any law, constitution, regulation, statute, ordinance, or any other legal duty existing at common law or otherwise as regards its relationship with you. It is understood and contemplated that this Agreement is for the compromise of potential and disputed claims, and that the consideration provided in this Agreement is not and shall not be construed as an admission of liability on the part of any party or parties hereby released.

2.	CONSIDERATION
In consideration of this Agreement, Unum will provide you with the severance benefits described in the Change in Control Severance Agreement between you and Unum (the “CIC Agreement”). You acknowledge that Unum will withhold from amounts due to you appropriate payroll taxes and will offset against the remainder any advances, loans, debts, sales deficits or similar amounts you owe Unum or for which Unum may be held responsible. For any amounts not subject to withholding, you agree that Unum has made no representation to you concerning tax consequences of the payments, and you agree that you have not relied on any such representation. You agree to indemnify and hold harmless Unum from any taxes, assessments, interest, or penalties that Unum may at any time incur by reason of demand, suit, or proceeding brought against it for any taxes, interest, penalties or assessments arising out of this Agreement.

3.	GENERAL RELEASE
For and in consideration of the severance benefits to be provided under the CIC Agreement and the mutual promises, covenants, and agreements made herein by and between you and Unum, you unconditionally and generally release Unum from each and every action, claim, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom, that you had, have, or might hereafter claim to have against Unum or any current or former employee, agent, successor or predecessor of Unum at common law, public policy or otherwise, particularly including, but not by way of limitation, the following: all claims for personal injury, including claims for emotional distress; any claim arising under the

Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Fair Labor Standards Act; the National Labor Relations Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the False Claims Act; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the Employment Retirement Income Security Act of 1974 (save for a benefit claim as provided below); any other federal, state or local law dealing with discrimination in employment on the basis of sex, race, color, national origin, religion, disability, age, sexual orientation or any other grounds; any claim for wrongful discharge or breach of contract; and any other claims based on tort, whether based on common law, public policy or otherwise. It is your intent to release all claims of every nature and kind whether known or unknown, accrued or unaccrued, which you may have against Unum as of the date of the execution of this Agreement.
It is expressly understood and agreed by you that this Agreement does not include your vested rights, if any, in the Unum Pension or in the Unum 401(k) Retirement Plan, any other rights you may have to benefits under Unum’s welfare benefit plans, or any vested rights you may have under a stock option or long term incentive plan, or any rights to deferred compensation. Such retirement plan, welfare plan, stock options or deferred compensation rights survive unaffected by this release, subject to the laws and plan documents governing those plans. This Agreement does not include any rights or claims against Unum or those associated with Unum that you may have which arise after the date you sign the Agreement, or any claim that you may have to unemployment compensation or workers’ compensation benefits.

4.	FUTURE LEGAL ACTION
You agree that you will never institute a claim or charge of employment discrimination with any agency (except as provided below) or sue Unum, concerning any claim you may have relating to your employment with Unum or the termination of that employment. You also agree to waive all right to any damages or other relief.
If you violate this Agreement by suing Unum, you agree that you will pay all costs and expenses incurred by Unum in defending against the suit, including reasonable attorneys' fees.
If you violate this Agreement by filing a lawsuit or charge against Unum, you agree to pay back the entire payment that you received under the CIC Agreement within 7 days after you file your lawsuit or charge. Such payment should be sent to the Executive Vice President and General Counsel, Unum Group, 1 Fountain Square, Chattanooga, TN 37402. If you fail to timely pay back the entire payment, you hereby agree to dismiss, with prejudice, any such lawsuit or charge.
This promise does not prevent you from filing an employment discrimination charge with the EEOC or a state or local fair employment agency or from cooperating with the EEOC or such an agency in an investigation. However, if you file such a charge, you agree that you have waived all rights to any money, damages, attorneys’ fees, costs, right to sue or other relief or remedy in any such charge.

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5.	CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION
You hereby acknowledge that, as an employee of Unum, you have made use of, acquired and added to confidential information of a special and unique nature and value relating to Unum and its strategic plan and financial operations. You further recognize and acknowledge that all confidential information is the exclusive property of Unum, is material and confidential, and is critical to the successful conduct of the business of Unum. Accordingly, you hereby covenant and agree that you will use confidential information for the benefit of Unum only and shall not at any time, directly or indirectly, during the term of the CIC Agreement and thereafter for all periods during which severance or other such amounts are paid, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for your own benefit or for the benefit of others. You agree that you have returned all company property including, but not limited to, books, records, files, computers, and phones.

6.	NON-SOLICITATION OF OTHER UNUM EMPLOYEES AND BROKERS
If you are an officer or in a sales position, you further agree that for a period of one year after your employment termination from Unum, you will not directly or indirectly solicit, assist or induce any of Unum’s sales representatives, officers or brokers to terminate their relationships with Unum. You also agree that for a period of one year after your employment termination from Unum, you will not directly or indirectly solicit, assist or induce any of Unum’s sales representatives or officers to become employed by or associated with another insurance company. You acknowledge and agree that Unum has a valid need to protect its business by prohibiting such solicitation and that these restrictions are both reasonable and necessary to protect Unum’s business. It is not the intent of Unum to prohibit you from obtaining employment in an industry either related or unrelated to Unum’s business.

7.	NON-DISPARAGEMENT
You further agree not to make any statement, oral or written, publicly or in private, which is reasonably foreseeable as harming Unum’s business interests, discloses confidential or proprietary information gained during your employment, or impacts negatively on Unum’s business reputation or its reputation in the community. Nothing in this paragraph will be construed to prevent you from communicating with or responding to a request for information from a federal, state, administrative agency or court.

8.	CONSULTATION
By executing this Agreement, you acknowledge that you have been advised to consult with an attorney in the matter as Unum has recommended, that you have had ample opportunity to discuss fully with your attorney the terms and the legal significance of this Agreement, and that you freely enter into this Agreement.

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9.	ENTIRE AGREEMENT / MODIFICATIONS
This Agreement contains the entire understanding between the parties and may not be modified except in writing signed by all authorized parties to this Agreement. You acknowledge that this Agreement is executed without any reliance on any statement or representation by Unum or any agents of Unum concerning the nature and extent of the damages or legal liability thereof.

10.	TERMINATION OF EMPLOYMENT
You agree that your employment with Unum will end on [insert date], irrevocably and forever. Unless otherwise modified by the parties in accordance with paragraph 9 above, you will not seek re-employment, nor be re-employed. If such a modification occurs and you are re-employed, you may be required to repay Unum part or all of the consideration referred to in Paragraph 2. Specifically, Unum shall recapture severance benefits paid under the CIC Agreement, in the event that you are subsequently rehired by Unum or any of its subsidiaries or affiliates, by requiring repayment in an amount equal to the severance benefit payable in respect of that number of weeks equal to the excess of (i) the number of weeks for which severance benefits were provided to you over (ii) the number of weeks between the date on which your employment with Unum first terminated and the date on which you recommenced employment with Unum.

11.	FORTY-FIVE DAY PERIOD
You understand that you have a period of 45 days beginning [insert date of Executive’s receipt of Agreement] and ending [insert date 45 days from date of receipt] to consider this Agreement before signing it. You further understand that you may use as much of this (45) day period as you wish should you decide to enter into this Agreement. You may not execute this Agreement prior to your last day of employment.

12.	REVOCATION
You may revoke this Agreement within 7 days of signing it. Revocation can be made by delivering a written notice of revocation to Unum Group, 1 Fountain Square, Chattanooga, TN 37402. For revocation to be effective, written notice must be received by a Human Resources or Legal Department Officer no later than the close of business on the seventh day after you sign this Agreement. If you timely and properly revoke this Agreement, then this Agreement will be null and void, and you will not be eligible to receive severance benefits under the CIC Agreement. Unless revoked by you, this Agreement shall become effective, valid and binding on the eighth day after you sign this Agreement.

13.	TRIAL DEFENSE / INVESTIGATIONS
It is understood by both parties that if after your termination you are named as a defendant in a lawsuit concerning any task you performed within the scope of your employment at Unum, Unum acknowledges its common law duty to defend. You agree that if you have

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knowledge of any unlawful conduct on the part of Unum, you must immediately disclose it to Unum and agree to fully cooperate in any trial and/or investigation of such matter. You also agree to fully cooperate in any investigation Unum undertakes into matters occurring during your employment with Unum.

14.	SEVERABILITY
If any clause or provision of this Agreement is found invalid, illegal or otherwise unenforceable, such finding shall not affect the validity, legality and enforceability of any other clause or provision or constitute a cause of action in favor of either party against the other.

15.	CERTAIN EXCEPTIONS
Notwithstanding any provision of this Agreement or the CIC Agreement, this Agreement shall not affect and expressly excludes any claim relating to: (1) obligations of Unum under the CIC Agreement; (2) obligations that, in each case, by their terms are to be performed after the date hereof (including, without limitation, obligations to you under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (3) obligations to indemnify you respecting acts or omissions in connection with your service as a director, officer or employee of Unum or any affiliate of Unum; (4) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies; (5) your rights to obtain contribution in the event of the entry of judgment against you as a result of any act or failure to act for which both you and Unum or any affiliate of Unum are jointly responsible; (6) any rights that you may have as a stockholder of Unum; and (7) facts and circumstances arising after the date hereof.
BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, THAT YOU UNDERSTAND IT, THAT YOU HAVE BEEN GIVEN THE OPPORTUNITY TO ASK ANY QUESTIONS CONCERNING THIS AGREEMENT, AND THAT YOU FREELY, VOLUNTARILY AND KNOWINGLY ENTER INTO IT.

By:
Name:	[Executive's Name]
Title:	[Executive's Title]
Date:

FOR UNUM GROUP

By:
Human Resources Officer
Name:
Date:

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